Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 29, 2011, with respect to the financial statements and supplemental schedules included in the Annual Report of Masimo Corporation Retirement Savings Plan on Form 11-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statement on Forms S-8 of Masimo Corporation ((i) File No. 333-148149, effective December 19, 2007, (ii) File No. 333-149138, effective February 11, 2008, (iii) File No. 333-157673, effective March 4, 2009 and (iv) File No. 333-168534, effective August 4, 2010).

/s/ GRANT THORNTON LLP

Los Angeles, California

June 29, 2011